Exhibit 10.5

STOCK DIVIDEND RELATED
EMPLOYEE SERIES C NQSO AGREEMENT

<Participant Full Name>

Dear <Participant First Name>,

On May 16, 2014, Discovery Communications, Inc. (the “Company”) declared a special dividend of shares of the Company's Series C Common Stock (the “Stock Dividend”) payable on August 6, 2014 (the “Dividend Date”) to holders of record of the Company's Series A Common Stock, Series B Common Stock and Series C Common Stock as of the close of business on July 28, 2014. You are the holder of an unexercised stock option dated <date> to purchase a specific number of shares of the Company’s Series A Common Stock (a “Series A stock option”). To maintain the value of your Series A stock option following the Dividend Date, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has determined it equitable and appropriate to adjust the Grant Price per Share or Exercise Price per Share (as either term is defined in the cover letter to your Series A stock option agreement (the “Grant Agreement”)) of your Series A stock option, consistent with the adjustment provisions of the Company equity plan under which it was granted. The Grant Price per Share or Exercise Price per Share, as applicable, of your Series A stock option is now <new Grant/Exercise Price>. The terms of your Series A stock option as documented in your Grant Agreement, including how and when you may exercise your option and how payment for your Option Shares (as defined in your Grant Agreement) may be made, are otherwise unchanged and remain in full force and effect.

In addition, the Compensation Committee further determined it equitable and appropriate for the Company to adjust your Series A option by issuing you an additional option to purchase a specific number of shares of the Company’s Series C Common Stock (a “Series C stock option”). Because this adjustment to your Series A stock option is intended to preserve the benefits or potential benefits of your Series A stock option immediately before the Dividend Date, the number of shares of Series C Common Stock you may purchase pursuant to the Series C stock option is equal to the number of shares of Series A Common Stock underlying the unexercised portion of your Series A stock option as of the Dividend Date and the terms of your Series C stock option, including the Date of Grant, Grant Price per Share or Exercise Price per Share (as adjusted and described above), Exercisability Dates, and Term Expiration Date, are otherwise identical to the terms of your Series A stock option. A Series C stock option award cover letter (the “Series C Cover Letter”) is attached hereto. The Series C stock option documented in your Series C Cover Letter shall otherwise be subject to the same terms and provisions as are set forth in your Series A stock option Grant Agreement, and references to “Series A common stock” in the Grant Agreement shall mean “Series C common stock” for this purpose.

If you have any questions or require additional information, you can email pepquestions@discovery.com, or call the Compensation Hotline at + 1 240-662-3493.
<Participant Full Name>

Dear <Participant First Name>,

In connection with the special dividend by Discovery Communications, Inc. (the “Company”) of shares of its Series C Common Stock, and consistent with the adjustment provisions of the Company equity plan under which your Series A stock option (defined below) was granted, you have been given a stock option grant (a “Series C stock option”). This Series C stock option gives you the right to purchase a specific number of shares of the Company’s Series C Common Stock at a fixed price, assuming that you satisfy conditions of the Company equity plan (the “Plan”) under which this grant is made and the implementing agreement. The terms of this stock option grant are the same as the terms of the stock option granted to you dated <date> to purchase shares of the Company’s Series A Common Stock (the “Series A stock option”), after reduction for portions of that option you have already exercised. As such, this Series C stock option is subject to the terms and conditions described in your Series A stock option agreement (the “Grant Agreement”). The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. Additional details regarding the terms of your award are provided in your Grant Agreement and in the Plan.

Stock Option Grant Summary

Date of Grant	<Series A Grant Date>
Option Shares	<Number of Shares Underlying Unexercised Portion of Series A option>
<Grant/Exercise> Price per Share	<Grant/Exercise Price>
Exercisability Dates
Beginning with the Dividend Date, 25% of the Option Shares are treated under this Series C stock option grant as though they would have (or will) become exercisable upon the 1st anniversary of the Date of Grant, and an additional 25% of the Option Shares are treated in the same way with respect to each of the 2nd, 3rd, and 4th anniversaries of the Date of Grant.

Term Expiration Date	<Series A Expiration Date>

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You have been granted a nonqualified stock option to purchase a certain number of shares of Discovery Communications, Inc. Series C Common Stock at a specific price. The Date of Grant of your option is the same as the Date of Grant of your Series A stock option. The total number of shares under your grant is specified in the chart above under “Option Shares,” and is equal to the number of shares of the Company’s Series A Common Stock underlying the unexercised portion of your Series A stock option. The price per share is under “<Grant/Exercise> Price per Share.”

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The potential value of your stock option grant increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

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You may not exercise the stock option (actually purchase the shares) until it becomes exercisable. The timing on which your stock option becomes exercisable is determined by the Series A stock option with respect to which it was issued, in each case, assuming you remain an employee of the Company or an eligible Subsidiary, and subject to the terms in the Grant Agreement. For example, if your Series A stock option was granted before August 6, 2010, the Series C option will be fully exercisable on grant. A Series A stock option granted on March 15, 2012 would mean that the Series C option will be 50% exercisable on grant and an additional 25% on each of March 15, 2015 and 2016, assuming continued employment.

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Whether or not you decide to exercise your stock option and purchase the stock is your decision, and, except with respect to certain instances when your stock option may be automatically exercised, you have until the stock option expires (which will be no later than the seventh anniversary of the Date of Grant, <Expiration Date>, but can end earlier in various situations) to make that decision. You should carefully review the terms of your Series A Grant Agreement to determine if an automatic exercise provision applies to your Series A stock option. If that Grant Agreement does not include an automatic exercise provision, then no automatic exercise will apply to either your Series A stock option or your Series C stock option and, if you wish to exercise either stock option prior to its expiration date, you must take action to do so prior to that date.

•	Once you have purchased the stock, you will own the stock and may decide whether to hold the stock, sell the stock or give the stock to someone as a gift.

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In most countries, you will be taxed on your stock option as soon as you exercise the stock option to purchase or sell the stock. However, tax laws vary by country, so please check with your tax advisor or government tax office.

•	Your ability to purchase shares through the exercise of a stock option is conditioned upon compliance with any local laws that apply to you.

You can access the PEP portal for updates and information, email pepquestions@discovery.com, or call the Compensation Hotline at + 1 240-662-3493 with any questions.

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